Exhibit 99.1

Phone +1 440.684.9600
Fax +1 440.646.0484
info@freedoniagroup.com

CONSENT OF THE FREEDONIA GROUP, INC.

We hereby consent to the references to our company’s name in the 2013 Annual Report on Form 10-K of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the 2013 Annual Report on form 10-K from Table IV-4 from our report World Industrial Silica Sand, October 2012 and Table V-3 from our report Proppants in North America, August 2013. We also hereby consent to the filing of this letter as an exhibit to the 2013 Annual Report on Form 10-K.

THE FREEDONIA GROUP, INC.

By:

	Name:	Corinne Gangloff
	Title:	Media Relations Director

February 26, 2014

The Freedonia Group, Inc.	767 Beta Drive	Cleveland, OH 44143 USA	www.freedoniagroup.com